Registration Statement No. 333-285508

Filed Pursuant to Rule 433

Dated August 6, 2025

NEW ISSUE: Bank of Montreal’s Autocallable Barrier Notes Linked to the Performance of a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: August 15, 2025 Pricing Date: On or about August 15, 2025 Settlement Date: On or about August 20, 2025 Valuation Date: On or about August 16, 2028 Maturity Date: On or about August 21, 2028 Term: Approximately 3 Years Issue: ARC 5218 REFERENCE ASSET The common stock of Matador Resources Company (ticker symbol “MTDR”) TERMS Interest Rate: At least 2.375% of the principal per quarter (approximately 9.50% per annum), unless earlier redeemed. Trigger Level: With respect to the Reference Asset, 60% of its Initial Level CUSIP 06376EUL4 1 SEC File No. 333 - 285508 | August 06, 2025 TERMS CONTINUED Coupons: A Coupon will be paid on the corresponding Coupon Payment Date at the Interest Rate, subject to the automatic redemption feature. Coupon Payment Dates: Interest will be paid on the 21st day of each November, February, May, and August (or, if such day is not a business day, the next following business day), beginning on November 21, 2025 and ending on the Maturity Date, subject to the automatic redemption feature . Automatic Redemption: Beginning on August 18, 2026, if on any Call Observation Date the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. No further amounts will be owed to you under the notes . Call Observation Date: Beginning on August 18, 2026, three trading days prior to each Coupon Payment Date. Call Settlement Date: If the notes are automatically redeemed, the Coupon Payment Date immediately following the relevant Call Observation Date. Trigger Event: A Trigger Event will be deemed to occur if the Final Level of any Reference Asset is less than its Trigger Level on the Valuation Date. Payment Upon Automatic Redemption : If the notes are automatically redeemed, then, on the Call Settlement Date investors will receive their principal amount plus the Coupon otherwise due. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to redemption, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective. Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. This term sheet, which gives a brief summary of the preliminary terms of the notes, relates to, and should be read in conjunction with, the pricing supplement dat ed August 05, 2025, the Product Supplement dated March 25, 2025, the Prospectus Supplement dated March 25, 2025, and to the Prospectus dated March 25, 2025. We urge investors to carefu lly review all documents, including the pricing supplement and the product supplement, prior to making an investment decision

2 Payment at Maturity (if held to the Maturity Date): If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to: $1,000 + [$1,000 x Percentage Change] You will also receive the final Coupon. Even with Coupons, the return on the notes may be negative. Percentage Change: The quotient, expressed as a percentage, of the following formula: (Final Level – Initial Level) / Initial Level Initial Level: The closing level of the Reference Asset on the Pricing Date . Final Level: The closing level of the Reference Asset on the Valuation Date . Physical Delivery Amount: We will only pay cash on the Maturity Date, and you will have no right to receive any shares of the Reference Asset. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of any Reference Asset and the Final Level of any Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested .

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to the Coupon payments. If the notes are not automatically redeemed and a Trigger Event has occurred with respect to any Reference Asset, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • Your notes are subject to early redemption. If the notes are so redeemed, you will not receive any additional Coupons, and you may not be able to invest the proceeds in a security with a similar return. • A higher Interest Rate or lower Trigger Level may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes . • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Asset at maturity. • Your notes are subject to single equity risk. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily . • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity . • You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. • Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset.

4 Hypothetical Calculations for the Payment at Maturity: The following tables illustrate the hypothetical payments on a note, assuming different scenarios. The hypothetical payments are based on a $1,000 investment, a hypothetical Initial Level of $100.00, a hypothetical Trigger Level of $60.00 (60.00% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 (100.00% of the hypothetical Initial Level), a hypothetical in terest rate of 2.375% per quarter (approximately 9.50% per annum), and a range of hypothetical closing levels of the Reference Asset. The hypothetical examples shown below are intended to help you understand the terms of the notes. The number of Coupons received will depend on whether the notes are automatically redeemed during the term of the notes. If the notes are n ot automatically redeemed, the actual cash amount that you will receive at maturity will depend upon the Final Level of the Refe ren ce Asset. The numbers appearing in the following examples have been rounded for ease of analysis. The table below illustrates the hypothetical total Coupons per note over the term of the notes based on the hypothetical term s set forth above, depending on how many Coupons are paid prior to any automatic redemption or maturity. If the notes have not bee n automatically redeemed, the hypothetical total Coupons paid per note over the term of the notes will be equal to the maximum amo unt shown in the table below. The following table illustrates the hypothetical payments on a note at maturity, assuming that the notes are not auto matically redeemed. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, an d y ou will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus the applicable fi nal Coupon.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated August 05, 2025 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated August 05, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925011522/w85251fwp.htm • Product Supplement dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925004743/b324250424b2.htm • Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 5